Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES QUARTERLY DISTRIBUTION TO $0.78; REPORTS RECORD 2ND QTR. EARNINGS

HOUSTON, July 20, 2005 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in its quarterly cash distribution per common unit to $0.78 ($3.12 annualized) from $0.76 per unit.  Payable on Aug. 12, 2005, to unitholders of record as of July 29, 2005, the distribution represents a 10 percent increase over the second quarter 2004 cash distribution per unit of $0.71 ($2.84 annualized).  This is the 11th consecutive quarter in which KMP has increased the distribution and the 24th increase out of 34 quarters since current management took over in February of 1997.

KMP reported record second quarter earnings with a 14 percent increase in net income to $221.8 million, or $0.50 per limited partner unit, compared to $195.2 million, or $0.51 per unit, in the second quarter of 2004.  For the first six months of the year, KMP had net income of $445.4 million, a 15 percent increase over net income of almost $387 million during the same period last year.

Chairman and CEO Richard D. Kinder said, “KMP’s success in the second quarter was attributable to both strong internal growth and contributions from acquisitions, as all four of our business segments reported increased earnings before DD&A compared to the second quarter in 2004.  At midyear, KMP is on target to meet our published annual budget of 16 percent cumulative growth across all four business segments.  We also are on track to exceed $1 billion in 2005 in acquisitions and capital expansion projects.  Through the first two quarters, KMP announced approximately $400 million in acquisitions and our published annual budget calls for more than $600 million in capital expansion projects.”

Excluding legal and environmental settlements, KMP has generated distributable cash flow in excess of distributions of approximately $51 million through the first six months of 2005

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KMP – Q2 Earnings	Page 2

(which would have surpassed the company’s published annual budget of $39 million).  Including legal and environmental settlements, KMP generated distributable cash flow in excess of distributions of approximately $18 million through the first two quarters.

Overview of Business Segments

The Products Pipelines segment delivered a 3 percent increase in second quarter earnings before DD&A to $123.3 million, up from $119.3 million in the second quarter of 2004.  “We experienced increased earnings compared to last year on our Pacific, Central Florida and Plantation pipeline systems and at our Southeast terminals, which benefited from an acquisition in late 2004.  This growth was partially offset by decreased earnings in our transmix operations, at our West Coast terminals and on our NGL pipelines,” Kinder said.  Total segment revenues increased by 10 percent, including 8 percent on Pacific, primarily attributable to higher intrastate tariffs and terminal revenues.  While this segment’s earnings are up almost 7 percent for the first two quarters, it appears that it will end the year slightly below its published annual budget of over 12 percent growth.  Pipeline inspections and repairs on Pacific and Cochin, weak NGL volumes and lower than anticipated revenues from transmix operations are the principal contributing factors.

Total refined products volumes were up 0.5 percent compared to the second quarter of 2004 with increases on Pacific, Central Florida and CALNEV, largely offset by a decrease on Plantation.  Overall segment gasoline volumes were up 0.8 percent, led by Central Florida.  Jet and diesel volumes were relatively flat.  NGL volumes were down about 15 percent due to low demand for propane on the North System, Cypress and Cochin, but revenues were up over 4 percent due to higher tariffs.

The Natural Gas Pipelines segment produced second quarter earnings before DD&A of approximately $115 million, up 21 percent from $95.4 million in the second quarter last year and on track to exceed its published annual budget of 7 percent growth.  “Growth in this segment was driven by contributions from the acquired TransColorado pipeline and solid earnings from Red Cedar and the Kinder Morgan Interstate Gas Transmission pipeline,” Kinder said.  TransColorado, which KMP acquired in the fourth quarter of 2004, contributed approximately

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$9.4 million in earnings in the second quarter.  Additionally, the Texas Intrastate Pipeline Group had a strong second quarter, exceeding internal projections and producing about 47 percent of this segment’s earnings.  Overall intrastate throughput was down, but margins were improved.

The CO2 segment delivered second quarter earnings before DD&A of $114.8 million, up 51 percent from almost $76 million in the second quarter of 2004 and on track to meet its published annual budget of 34 percent growth.  “The superb growth in this segment was led by increased oil production at both the SACROC and Yates fields, increased CO2 delivery volumes and contributions from the Wink Pipeline, which was acquired in the third quarter of 2004,” Kinder said.  “We also began to realize benefits in June from the completion of a power plant at the SACROC site that will provide the majority of SACROC’s electricity needs moving forward and will be operated by Kinder Morgan, Inc.’s Power segment.”

Average oil production for the second quarter at SACROC was 32.5 thousand barrels per day (MBbl/d), a 19 percent increase over the same period last year.  However, SACROC volumes for the first half of the year have been, and are expected to be for the full year, below plan.  Average oil production at Yates increased about 29 percent quarter over quarter to 24 MBbl/d.  Yates volumes for the first half of the year have been, and are expected to be for the full year, above plan.  CO2 pipeline delivery volumes increased 12 percent compared to the second quarter of 2004 due to strong third-party demand and increased volumes at Yates.  NGL sales volumes also increased significantly.

The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $27.39 for the quarter.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $35.40 for the quarter.

The Terminals segment reported an 18 percent increase in second quarter earnings before DD&A to $77.6 million, compared to $65.7 million in the comparable period last year and on track to exceed its published annual budget of about 10 percent growth.  “Growth was driven primarily by contributions from acquisitions, including terminals purchased along the Mississippi and Delaware rivers in the fourth quarter of 2004, and two months of benefits from

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the recently purchased petroleum coke terminals in Texas,” Kinder said.  KMP’s large liquids complex on the Houston Ship Channel had its highest throughput second quarter ever, with throughput of more than 102 million barrels of petroleum products.  Segment liquids throughput was down about 2.5 percent overall, however, due to pricing in the gasoline and heating oil markets that impacted throughput at our New York Harbor terminals.  Bulk handling tonnage was up significantly primarily due to acquisitions.

Outlook

In January, KMP published its budget showing that it expects to declare cash distributions of $3.13 per limited partner unit for 2005, and management remains comfortable the company will meet or exceed that amount.

Other News

•

The Terminals segment recently completed three acquisitions and announced two major expansions.  KMP acquired a refined petroleum products terminal from ExxonMobil in New York Harbor that currently has storage capacity for 2.3 million barrels of gasoline, diesel and fuel oil; a dry-bulk terminal in Kentucky that primarily handles wood chips and paper products; and a liquids/dry-bulk facility in Arkansas that handles a variety of fertilizer products.  Long-term, fee-based customer agreements are in place at all three terminals.  The price for the three terminals, including capital for improvements, was more than $50 million.  In addition, the company will invest another $48 million to construct new storage tanks that will increase capacity by 600,000 barrels on the Houston Ship Channel and to expand its Shipyard River Terminal in South Carolina to handle increasing supplies of imported coal.

•

The Natural Gas Pipelines segment recently announced the purchase of a natural gas storage facility in Liberty County, Texas, from Texas Genco for approximately $51 million in cash and $49 million of debt.  The Dayton storage facility has approximately 6.3 billion cubic feet (Bcf) of total capacity with 4.2 Bcf of working capacity.  The transaction is expected to close in the third quarter of 2005.

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $0.78 distribution ($3.12 annualized), payable on Aug. 12, 2005, to shareholders

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of record as of July 29, 2005.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.

Kinder Morgan Energy Partners, L.P. is one of the largest publicly traded pipeline limited partnerships in America.  KMP owns or operates more than 25,000 miles of pipelines and approximately 145 terminals.  Its pipelines transport more than 2 million barrels per day of gasoline and other petroleum products and up to 8.4 billion cubic feet per day of natural gas.  Its terminals handle over 80 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 65 million barrels for petroleum products and chemicals.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America.  Combined, the two companies have an enterprise value of almost $30 billion.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, July 20, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

The non-generally accepted accounting principle financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and net income before DD&A less sustaining capital expenditures per unit, which we commonly refer to as distributable cash flow or distributable cash flow per unit, are presented in the earnings release.  We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments.  We define distributable cash flow to be net income before DD&A less sustaining capital expenditures. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP), with the exception of "sustaining capital expenditures," which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset.  We routinely calculate and communicate these measures to investors.  We believe that continuing to provide this information results in consistency in our financial reporting.  In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance.  Specifically, we

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believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating.  Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release.  Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Consolidated Statement of Income

(Unaudited)

(in thousands except per unit amounts)

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2005	2004	2005	2004

Revenues	$2,126,355	$1,957,182	$4,098,287	$3,779,438

Costs and Expenses
Operating expenses	1,686,607	1,596,727	3,204,857	3,058,736
Depreciation, depletion and amortization	88,261	69,878	173,288	137,409
General and administrative	50,133	39,457	123,985	87,711
Taxes, other than income taxes	26,225	19,756	52,051	39,076
	1,851,226	1,725,818	3,554,181	3,322,932
Operating Income	275,129	231,364	544,106	456,506

Other Income/(Expense)
Earnings from equity investments	22,838	20,609	48,910	41,078
Amortization of excess cost of equity investments	(1,409)	(1,394)	(2,826)	(2,788)
Interest expense	(66,720)	(46,793)	(126,939)	(94,290)
Other	2,057	(288)	2,228	731
Minority interest	(2,454)	(2,462)	(4,842)	(4,543)
Income before income taxes	229,441	201,036	460,637	396,694
Income tax expense	(7,615)	(5,818)	(15,190)	(9,722)

Net Income	$ 221,826	$ 195,218	$ 445,447	$ 386,972

Calculation of Limited Partners' Interest in Net Income:
Net Income	$ 221,826	$ 195,218	$ 445,447	$ 386,972
Less: General Partner's Interest in Net Income	(117,253)	(95,867)	(228,980)	(187,531)
Limited Partners' Net Income	$ 104,573	$ 99,351	$ 216,467	$ 199,441

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit	$ 0.50	$ 0.51	$ 1.04	$ 1.03

Number of Units Used in Computation	209,465	196,030	208,529	194,316

Additional per unit information:

Net Income	$ 0.50	$ 0.51	$ 1.04	$ 1.03
Depreciation, depletion and amortization	0.43	0.36	0.84	0.72
Sustaining capital expenditures (1)	(0.14)	(0.13)	(0.25)	(0.24)
Net income before DD&A, less sustaining capex	$ 0.79	$ 0.74	$ 1.63	$ 1.51
Declared distribution	$ 0.78	$ 0.71	$ 1.54	$ 1.40

Sustaining Capex	28,747	25,939	52,956	46,094

(1)

  Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of the asset.

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Earnings Contribution by Business Segment

(Unaudited)

(in thousands)

Segment Earnings Before DD&A and Amort.
of Excess Investments:
Products Pipelines	$ 123,262	$ 119,296	$ 248,864	$ 233,550
Natural Gas Pipelines	115,044	95,438	238,731	198,543
CO2	114,778	75,992	237,636	153,695
Terminals	77,626	65,699	151,831	128,872
Total	$ 430,710	$ 356,425	$ 877,062	$ 714,660

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$ 20,664	$ 18,205	$ 40,902	$ 36,442
Natural Gas Pipelines	15,885	12,995	30,712	25,906
CO2	38,966	29,634	78,172	57,126
Terminals	14,155	10,438	26,328	20,723
Total	$ 89,670	$ 71,272	$ 176,114	$ 140,197

Segment Earnings Contribution:
Products Pipelines	$ 102,598	$ 101,091	$ 207,962	$ 197,108
Natural Gas Pipelines	99,159	82,443	208,019	172,637
CO2	75,812	46,358	159,464	96,569
Terminals	63,471	55,261	125,503	108,149
General and Administrative	(47,133)	(39,457)	(90,598)	(87,711)
General and Administrative - Settlements	(3,000)	-	(33,387)	-
Net Debt Costs (Includes Interest Income)	(66,627)	(46,592)	(126,674)	(93,813)
Minority Interest	(2,454)	(2,462)	(4,842)	(4,543)
Loss on Early Extinguishment of Debt	-	(1,424)	-	(1,424)
Net income	$ 221,826	$ 195,218	$ 445,447	$ 386,972

Volume Highlights

(historical pro forma for acquired assets)

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2005	2004	2005	2004
Products Pipelines
Gasoline	118.0	117.1	226.9	226.6
Diesel	40.8	40.9	81.0	79.2
Jet Fuel	29.4	29.2	58.8	58.0
Total Refined Product Volumes (MMBbl)	188.2	187.2	366.7	363.8
NGL's	8.0	9.4	17.6	20.9
Total Delivery Volumes (MMBbl) (1)	196.2	196.6	384.3	384.7

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	309.6	316.5	650.2	645.7
Sales Volumes (Bcf)	222.7	242.8	449.3	487.9

CO2
Delivery Volumes (Bcf) (3)	155.5	138.6	325.4	321.1
Sacroc Oil Production (MBbl/d) (4)	32.5	27.4	33.1	26.7
Yates Oil Production (MBbl/d) (4)	24.0	18.6	24.0	18.2
NGL Sales Volumes (MBbl/d) (5)	9.3	7.5	9.5	7.1
Realized Weighted Average Oil Price per Bbl (6)(7)	$ 27.39	$ 25.26	$ 28.10	$ 25.31
Realized Weighted Average NGL Price per Bbl (7)	$ 35.40	$ 27.60	$ 34.67	$ 27.17

Terminals
Liquids Leaseable Capacity (MMBbl)	37.3	36.5	37.3	36.5
Liquids Utilization %	96.4%	96.0%	96.4%	96.0%
Bulk Transload Tonnage (MMtons) (8)	21.7	17.1	42.0	34.4

(1)

  Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland

(2)

  Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and TransColorado

(3)

  Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes

(4)

  Represents 100% production from the field

(5)

  Net to Kinder Morgan

(6)

  Includes all Kinder Morgan crude oil properties

(7)

  Hedge gains/losses for Oil and NGLs are included with Crude Oil

(8)

  Includes Cora, Grand Rivers and KMBT aggregate terminals; excludes operatorship of LAXT

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Millions)

	June 30,	December 31,
	2005	2004
ASSETS

Cash and cash equivalents	$ 63	$ -
Other current assets	925	853
Property, Plant and Equipment, net	8,400	8,169
Investments	427	413
Deferred charges and other assets	1,481	1,118
TOTAL ASSETS	$ 11,296	$ 10,553

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$ -	$ -
Other current liabilities	1,399	1,181
Long-term debt	5,247	4,722
Market value of interest rate swaps	214	130
Other	1,068	577
Minority interest	40	46
Partners' Capital
Accumulated Other Comprehensive Loss	(1,069)	(457)
Other Partners' Capital	4,397	4,354
Total Partners' Capital	3,328	3,897
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$ 11,296	$ 10,553

Total Debt, net of cash and cash equivalents, and excluding
the market value of interest rate swaps	$ 5,184	$ 4,722
Total Capitalization (Excl. Accum. OCI)	$ 9,621	$ 9,122
Debt to Total Capitalization	53.9%	51.8%